Exhibit 99.1

Quality Distribution, Inc. Announces Second Quarter Results: Positive Earnings Trend Continues

TAMPA, FL – July 28, 2010 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality”) today reported the results for its second quarter and the six months ended June 30, 2010. Total revenue for the second quarter of 2010 was $177.6 million, an increase of 18.5% from $149.8 million for the same quarter in 2009. Revenue excluding fuel surcharge for the second quarter of 2010 was $155.9 million, an increase of 13.1% from $137.9 million for the same quarter in 2009.

Net income for the second quarter of 2010 was $2.1 million, or $0.09 per diluted share, compared to a net loss of $186.2 million, or ($9.58) per diluted share, for the same quarter in 2009.

Adjusted net income per diluted share was $0.10 for the second quarter of 2010, compared to adjusted net income per diluted share of $0.02 for the same quarter in 2009. Adjusted net income for the second quarter of 2010 was derived by excluding a $1.1 million pre-tax restructuring charge and applying a normalized tax rate of 39%. Adjusted net income for the second quarter of 2009 was derived by excluding a $1.2 million pre-tax restructuring charge, a $148.6 million charge for the impairment of goodwill and intangibles, and a $42.5 million deferred tax asset valuation, which was primarily related to the goodwill impairment charge, and applying a normalized tax rate of 39%.

Gary Enzor, Chief Executive Officer, stated, “Quality’s performance this quarter reflects the strength of our business model and demonstrates the earnings power of Quality’s platform in light of a still-recovering economy. Transportation revenue, which excludes the impact of the sale of our QSI tank wash business, was up 15.5% year over year, and our leaner cost structure yielded even more dramatic earnings improvement.”

Steve Attwood, Chief Financial Officer, commented further, “In the past two years, in the midst of a major general economic downturn, we have transformed our company by embracing a more cost- effective and asset light business model. Now that demand for our services is improving, we are beginning to realize the benefits of our model. In addition to the aforementioned revenue and earnings growth, our cash position remains strong as well. Availability under our ABL facility at the end of the second quarter was $47.8 million, and we have no major debt maturities prior to mid-2013.”

Quality will host a conference call for investors to discuss these results on Thursday, July 29, 2010 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-395-3159; the toll number is 719-325-2470; the passcode is 2837460. A replay of the call will be available through August 28, 2010, by dialing 888-203-1112; passcode: 2837460. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com or http://investor.shareholder.com/qualitydistribution/events.cfm. Copies of this earnings release and other financial information about Quality may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. Quality regularly posts or otherwise makes available information on the Investor Relations section of its website that may be important to investors.

Headquartered in Tampa, Florida, Quality, through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its independent affiliates and independent owner-operators, provides bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release and the oral public statements made by a Quality representative during the webcast announced in this press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the particular industries in which we operate; turmoil in credit and capital markets; access to available and reasonable financing on a timely basis; availability and price of diesel fuel; adverse weather conditions; competition and rate fluctuations; our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness; the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry; potential disruption at U.S. ports of entry; our substantial dependence on independent affiliates and independent owner-operators and our ability to attract and retain drivers; the loss of one or more of our major customers or a material reduction in the services we perform for such customers; our ability to effectively manage terminal operations that are converted from company-operated to independent affiliates; changes in future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance including those related to the control of greenhouse gas emissions such as market-based (cap and trade) mechanisms; our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace; the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities; the potential loss of our ability to use net operating losses to offset future income; increased unionization, which could increase our operating costs or constrain operating flexibility; changes in senior management; our ability to successfully manage workforce restructurings; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; potential future impairment charges; changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses; and the interests of our largest shareholder may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

QLTYE

Contact:	Stephen R. Attwood
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7129

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
OPERATING REVENUES:
Transportation	$129,473	$112,083	$248,390	$223,110
Other service revenue	26,473	25,840	51,379	53,448
Fuel surcharge	21,606	11,863	39,116	22,960

Total operating revenues	177,552	149,786	338,885	299,518

OPERATING EXPENSES:
Purchased transportation	123,071	88,985	233,975	170,876
Compensation	14,980	19,540	28,872	42,751
Fuel, supplies and maintenance	12,054	15,922	24,342	33,462
Depreciation and amortization	4,067	5,304	8,310	10,639
Selling and administrative	4,449	6,877	9,227	14,022
Insurance costs	4,540	3,946	7,877	7,995
Taxes and licenses	674	736	1,270	2,073
Communications and utilities	1,192	2,074	2,238	4,808
Loss (gain) on disposal of property and equipment	234	(162)	652	(265)
Impairment of goodwill and intangibles	—	148,630	—	148,630
Restructuring costs	1,068	1,165	2,215	1,765

Total operating expenses	166,329	293,017	318,978	436,756

Operating income (loss)	11,223	(143,231)	19,907	(137,238)

Interest expense	8,640	6,518	17,307	13,518
Interest income	(156)	(83)	(317)	(186)
Gain on extinguishment of debt	—	—	—	(675)
Other expense (income)	220	(419)	226	(276)

Income (loss) before income taxes	2,519	(149,247)	2,691	(149,619)
Provision for (benefit from) income taxes	463	36,980	(163)	36,910

Net income (loss)	$2,056	$(186,227)	$2,854	$(186,529)

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.10	$(9.58)	$0.14	$(9.65)

Diluted	$0.09	$(9.58)	$0.13	$(9.65)

Weighted average number of shares
Basic	20,256	19,441	19,880	19,331
Diluted	21,748	19,441	21,585	19,331

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,892	$5,633
Accounts receivable, net	88,381	69,625
Prepaid expenses	7,325	8,584
Deferred tax asset, net	5,212	5,506
Other	6,192	4,420

Total current assets	110,002	93,768
Property and equipment, net	122,230	127,329
Goodwill	27,023	27,023
Intangibles, net	17,671	18,467
Other assets	14,774	13,029

Total assets	$291,700	$279,616

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$18,978	$19,866
Current maturities of capital lease obligations	4,358	5,322
Accounts payable	9,097	6,182
Independent affiliates and independent owner-operators payable	12,815	9,734
Accrued expenses	17,253	21,378
Environmental liabilities	4,904	3,408
Accrued loss and damage claims	7,334	8,862

Total current liabilities	74,739	74,752

Long-term indebtedness, less current maturities	298,050	284,253
Capital lease obligations, less current maturities	9,799	11,843
Environmental liabilities	6,439	8,241
Accrued loss and damage claims	9,519	10,534
Other non-current liabilities	27,459	28,896

Total liabilities	426,005	418,519

Redeemable noncontrolling interest	1,833	1,833

SHAREHOLDERS’ DEFICIT
Common stock	370,126	364,046
Treasury stock	(1,580)	(1,580)
Accumulated deficit	(291,714)	(294,568)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(24,944)	(25,587)
Stock purchase warrants	1,696	6,696
Stock subscriptions receivable	(133)	(154)

Total shareholders’ deficit	(136,138)	(140,736)

Total liabilities, redeemable noncontrolling interest and shareholders’ deficit	$291,700	$279,616

RECONCILIATION OF NET INCOME (LOSS) TO TAX EFFECTED AND ADJUSTED NET INCOME (LOSS),

EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO TAX

EFFECTED AND ADJUSTED NET INCOME (LOSS) PER SHARE

For the Three Months and the Six Months Ended June 30, 2010 and 2009

(In 000’s)

Unaudited

Tax Effected Net Income (Loss) and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Tax Effected and Adjusted Net Income (Loss), Tax Effected and Adjusted Net Income (Loss) per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Tax Effected Net Income (Loss) and Adjusted Net Income (Loss), management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, we adjust Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share for significant items that are not part of regular operating activities. These adjustments include restructuring charges related to a plan of restructure which began in the second quarter of 2008 and which we expect to conclude in 2010, an impairment charge and gain on early extinguishment of debt. EBITDA is a component of the measure used by our management to facilitate internal comparisons to competitors’ results and the bulk transportation industry in general. We believe that financial information based on GAAP for highly leveraged businesses, such as ours, should be supplemented by EBITDA so investors better understand our financial information in connection with their evaluation of our business. This measure is especially important given the recent trends of increased merger and acquisition activity and financial restructurings within the industry, which has led to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation industry to facilitate company to company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income (Loss) is adjusted for provision for (benefit from) income tax, depreciation and amortization and interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income (Loss), which is then further adjusted for significant items that are not part of regular operating activities, including the restructuring charges related to a plan of restructure which began in the second quarter of 2008 and which we expect to conclude in 2010, an impairment charge and gain on early extinguishment of debt, to arrive at Adjusted EBITDA. Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, as an indication of Quality’s operating performance or liquidity.

Net Income (Loss) Reconciliation:	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net income (loss)	$2,056	$(186,227)	$2,854	$(186,529)

Net income (loss) per common share:
Basic	$0.10	$(9.58)	$0.14	$(9.65)

Diluted	$0.09	$(9.58)	$0.13	$(9.65)

Adjustments to net income (loss):
Provision for (benefit from) income taxes	463	36,980	(163)	36,910
Gain on early debt extinguishment	—	—	—	(675)
Restructuring costs	1,068	1,165	2,215	1,765
Impairment of goodwill and intangibles	—	148,630	—	148,630

Adjusted income before income taxes	3,587	548	4,906	101
Provision for income taxes at 39%	1,399	214	1,913	39

Tax effected and adjusted net income	$2,188	$334	$2,993	$62

Tax effected and adjusted net income per common share:
Basic	$0.11	$0.02	$0.15	$0.00

Diluted	$0.10	$0.02	$0.14	$0.00

Weighted average number of shares:
Basic	20,256	19,441	19,880	19,331
Diluted	21,748	19,441	21,585	19,331

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
EBITDA and Adjusted EBITDA:

Net income (loss)	$2,056	$(186,227)	$2,854	$(186,529)

Adjustments to net income (loss):
Provision for (benefit from) income taxes	463	36,980	(163)	36,910
Depreciation and amortization	4,067	5,304	8,310	10,639
Interest expense, net	8,484	6,435	16,990	13,332

EBITDA	15,070	(137,508)	27,991	(125,648)

Gain on early debt extinguishment	—	—	—	(675)
Restructuring costs	1,068	1,165	2,215	1,765
Impairment of goodwill and intangibles	—	148,630	—	148,630

Adjusted EBITDA	$16,138	$12,287	$30,206	$24,072